Exhibit 1

Oi S.A. – In Judicial Reorganization

Corporate Taxpayer Registry (CNPJ/ME) No. 76.535.764/0001-43

Board of Trade – NIRE 3330029520-8

Publicly-held Company

Dear Shareholders,

Oi S.A. – In Judicial Reorganization (“Company”), pursuant to CVM Instruction No. 481/09 (“ICVM 481”), as amended, discloses to its shareholders and the market in general the summary voting statement related to the remote voting bulletin (Bookkeeping Agent) for the purpose of the exercise of voting rights at the Extraordinary Shareholders’ Meeting (Assembleia Geral Extraordinária – “AGE”) to be held on September 17, 2020.

The Company clarifies that the exercise of such voting rights via the completion and submission/delivery of a remote voting bulletin does not prevent attendance at the AGE and the exercise of the in-person vote, in which case the AGE Board will disregard the remote voting instruction, pursuant to Article 21-W, paragraph 5, item I, of CVM Instruction No. 481.

The Company emphasizes that it will carry out verification of the shareholding position as is customarily conducted for its General Shareholders’ Meetings to confirm the shareholding positions of the shareholders that choose to exercise their vote by completing and submitting/delivering a remote voting bulletin, taking into account, for the purpose of computation of such votes, the most recent position of each shareholder as available to the Company (or, if unavailable, the shareholding position as provided by the depositary agent of the Company’s shares, pursuant to Article 21-T, item II, section "a” of CVM Instruction No. 481).

The Company also cautions that the information contained in the summary voting statement (Bookkeeping Agent) published may not represent the results of the votes with respect to the matters that will be submitted for deliberation at the AGE, according to the Call Notice published on August 18, 2020, considering that such summary voting statement comprises only the votes cast by remote voting.

Rio de Janeiro, September 15, 2020.

Oi S.A. – In Judicial Reorganization

Camille Loyo Faria

Chief Financial Officer and Investor Relations Officer

Summary Voting Statement (Bookkeeping Agent)

Extraordinary Shareholders’ Meeting – September 17, 2020 at 11 a.m

Company	OI S.A. - In Judicial Reorganization
Process Number	2783
Meeting Date	September 17, 2020	Meeting Time	11:00 h
On-line Voting Start Date	August 18, 2020	On-line Voting End Date	September 11, 2020	* "Total investor’s shares" includes all types of shares owned by the shareholder.

Deliberation Code	Type of Deliberation	Status of the Deliberation	Voting Position	Sheet Code	Sheet Name	Sheet Location	Sheet Vote	Candidate Code	Candidate Name	Candidate’s Location	Candidate’s Vote	Voting Percentage	Total investor’s shares	Total number of Common Shares	Total number of Preferred Shares	other types of shares (Units / PNA, PNB, etc) must be presented in separate columns, demonstrating all of the other types of shares that can be voted in the meeting and the quantities that the shareholder owns.
1	Simple Deliberations	Active	Approve										273.756.954	272.720.854	1.036.100
2	Election of the Consensual Sheet for the composition of the New Board of Directors	Active	Approve										273.756.954	272.720.854	1.036.100
3	Election of the Consensual Sheet for the composition of the New Board of Directors	Active	No										273.756.954	272.720.854	1.036.100
4	Election of the Consensual Sheet for the composition of the New Board of Directors	Active	Abstain										273.756.954	272.720.854	1.036.100
6	Simple Deliberations	Active	Abstain										244.139.333	243.103.233	1.036.100

6	Simple Deliberations	Active	No	29.617.621	29.617.621	-
7	Simple Deliberation	Active	Abstain	273.756.954	272.720.854	1.036.100